EXHIBIT 99.1
NEWS BULLETIN
     RE: CLAIRE’S STORES, INC.
3 S.W. 129th AVENUE, PEMBROKE PINES, FLORIDA 33027 (954) 433-3900
CLAIRE’S STORES, INC. REPORTS AUGUST
COMPARABLE STORE SALES INCREASE 10 PERCENT;
THIRD QUARTER GUIDANCE RAISED
PEMBROKE PINES, FL., September 1, 2005. Claire’s Stores, Inc. (NYSE:CLE) today reported that for the four weeks ended August 27, 2005 comparable store sales rose ten percent compared to last August, when comparable store sales rose seven percent. Total sales during the four-week period ended August 27, 2005 increased twelve percent to $110,717,000 compared with $98,990,000 for the comparable four-week period last year.
Comparable store sales results for August 2005 compared to August 2004 were as follows:
•	Claire’s North America: positive low double digits

•	Claire’s International: positive mid single digits

•	Icing by Claire’s: positive mid teens
For the first seven months of Fiscal 2006, sales increased eight percent to $738,277,000 compared to sales of $685,804,000 for the comparable period last year. Year to date, comparable store sales increased six percent compared with an increase of ten percent during the first seven months of Fiscal 2005.
Bonnie Schaefer, Co-Chairman and Co-CEO stated that, “Business in our International division remained strong during the month of August, as customers took advantage of sales and also began to supplement their wardrobes with new items in advance of returning to school. We are finding that the bohemian look, which is very hot in North America, has international appeal as well and that the response to our bohemian jewelry and accessories is enthusiastic. Fiscal 2006 is the first time we have undertaken a program of major store remodels in Europe, and the boost in sales following the completion of a remodel is also contributing to our international results. Separately, we are very pleased to note that our first store in Holland, which is located in Nijmegan, will be opening this week. This marks the beginning of our expansion into that country.”
Marla Schaefer, Co-Chairman and Co-CEO of Claire’s Stores noted that, “Our North American Claire’s stores as well as our Icing by Claire’s stores each performed above our internal expectations during August. Our cautious stance was based, in part, on last year’s performance, when we did not see a pick up in back to school business as strong as in prior years. This year, however, sales in the back half of August accelerated significantly, leading to the strong comparable store sales results we reported today and to our decision to increase our guidance with respect to projected third quarter results. Jewelry and accessories are each performing well, and our assortments of bohemian, burnished metals, metallic meshes and bling, to name a few of our more popular items, are clearly on target with the tastes of our customers.”

CLAIRE’S STORES, INC.
(Monthly Sales in 000’s)

				COMP.
			TOTAL	STORE
	FY 2006	FY 2005	CHANGE	CHANGE
REPORTING PERIOD
February	$88,139	$82,229	7%	6%
March	$119,692	$105,782	13%	10%
April	$94,962	$93,580	1%	(2%)
May	$94,593	$89,239	6%	3%
June	$124,336	$116,757	6%	4%
July	$105,838	$99,227	7%	7%
August	$110,717	$98,990	12%	10%
Year-to-Date	$738,277	$685,804	8%	6%
Third Quarter Guidance
For the third quarter of Fiscal 2006, we are now estimating revenues between $311 to $317 million, an increase of five to seven percent. Comparable store sales are now projected to rise by four to six percent for the quarter. This follows an increase of nine percent in the third quarter of Fiscal 2005. Net income is projected to reach $28 to $31 million, or $0.28 to $0.31 per diluted share.
Company Overview
Claire’s Stores, Inc., is a leading international specialty retailer offering value-priced costume jewelry and accessories to fashion-aware tweens, teens and young adults through its two store concepts: Claire’s and Icing by Claire’s. While the latter operates only in North America, Claire’s operates internationally. As of August 27, 2005, Claire’s Stores, Inc. operated approximately 2,855 stores in the United States, Canada, Puerto Rico, the Virgin Islands, the United Kingdom, Ireland, France, Switzerland, Austria, Germany and Spain. Claire’s Stores, Inc. operates through its subsidiary, Claire’s Nippon, Co., Ltd., 166 stores in Japan as a 50:50 joint venture with AEON, Co., Ltd. (fka JUSCO, Co. Ltd.), a $40 billion specialty retailer headquartered in Japan. The Company also licenses 72 stores in the Middle East and Turkey under a licensing and merchandising agreement with Al Shaya Co., Ltd. and six stores in South Africa under similar agreements with The House of Busby Limited.
Forward-looking Statements
This press release contains “forward-looking statements” which represent the Company’s expectations or beliefs with respect to future events. Statements that are not historical are considered forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated. Those factors include, without limitation: changes in consumer preferences and consumer spending for pre-teen, teen and young adult apparel and accessories; competition; general economic conditions such as inflation and increased energy costs; general and political social conditions such as war, political unrest and terrorism; natural disasters or severe weather events; currency fluctuations and exchange rate adjustments; changes in laws; uncertainties generally associated with the specialty retailing business; disruptions in our supply of inventory; inability to increase comparable store sales at recent historical rates; inability to design and implement new information systems; delays in anticipated store openings or renovations; and uncertainty that definitive financial results may differ from preliminary financial results due to, among other things, final GAAP adjustments. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from the Company’s forward-looking statements are included in the Company’s filings with the SEC, specifically as described in the Company’s annual report on Form 10-K for the Fiscal year ended January 29, 2005. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances. The historical results contained in this press release are not necessarily indicative of the future performance of the Company.
Additional Information:
Note: Other Claire’s Stores, Inc. press releases, a corporate profile and most recent 10-K and 10-Q reports are available via Claire’s corporate website: http://www.clairestores.com. For information about our products and stores, please go to http://www.claires.com.
Contact Information: Marisa F. Jacobs, Esq., Vice President of Corporate Communications and Investor Relations
Phone: 212.594.3127, Fax: 212.244.4237 or Email at marisa.jacobs@claires.com